Exhibit 21.1

Subsidiaries of Ambiq Micro, Inc.

Name of Subsidiary	Jurisdiction of Organization
Ambiq Micro Asia Limited	Hong Kong
Ambiq Micro Singapore Private Ltd.	Singapore